Exhibit 99.1

FOR:	BIO-REFERENCE LABORATORIES, INC.

CONTACT:	Tara Mackay, Investor Relations

(201) 791-2600

(201) 791-1941 (fax)

tmackay@bioreference.com

FOR IMMEDIATE RELEASE

BIO-REFERENCE LABORATORIES, INC. ANNOUNCES RECORD FIRST QUARTER REVENUE, EARNINGS AND CASH FLOW FROM OPERATIONS

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Q1FY12 financials demonstrate sustained success

ELMWOOD PARK, NJ (March 1, 2012) (except for per share data or where otherwise noted, numbers are in thousands) Bio-Reference Laboratories, Inc. (NASDAQ: BRLI) announces best-ever first quarter results for revenues, earnings and cash.  The Company recorded Q1FY12 revenues of $149,919, an increase of 23% over the $121,659 recorded in Q1FY11. Net income before taxes in Q1FY12 totaled $12,966; an increase of 54% compared with pro forma net income before taxes of $8,410 in Q1FY11. Net income after tax for Q1FY12 totaled $7,365 or $.26 per share as compared with pro forma $4,804 or $.17 per share in the corresponding quarter in FY11 (pro forma in Q1FY11 excludes gain from State Tax Refund and loss from sale of corporate aircraft totaling $.11 per share).  Gross profits on revenues for the current quarter were $71,243 resulting in a margin for gross profit on revenues of 48%, versus the $56,805 reported for the prior fiscal year first quarter, which resulted in a margin of 47%.  Revenue per patient for Q1FY12 was $82.00, an increase of 1% from the $80.88 reported for the same quarter of the prior fiscal year. The number of patients served increased 22% to 1,814 in the current quarter from the prior year first quarter total of 1,491.  Esoteric business for the Company was 59% of revenues for the first quarter of the current fiscal year and Days Sales Outstanding (DSO) was at 91 days.  Cash flow from operations for the current quarter was nearly $11,000, substantially higher than any other first quarter in the Company’s history.  During the first fiscal quarter of the current year, the Company purchased 170,450 shares of its own common stock at a cost of just under 2.9 million dollars pursuant to the Stock Repurchase Plan announced in November 2011.  Through today, the Company will have purchased in total just over 275k shares at a total cost of approximately 5 million dollars.

Marc D. Grodman, MD, CEO, commented: “The milder than normal weather conditions, particularly in the Northeast, have contributed to the strength of our Q1 results when compared to our prior year results.  However, and more importantly, the overall success of all our business units has been the primary reason for our strong financial results.  All of our business units have been contributing to the on-going, sustained growth of the Company.  Our New York Metropolitan area growth has been significant; the sustained success of our Women’s Health program has been outstanding; and we have seen no abatement in the growth of our oncology business.  GeneDx, our genetics laboratory has continued to develop new services and new products that have maintained its status as a premier commercial diagnostic genetic laboratory.”

Dr. Grodman further noted: “We look forward to the introduction of our new initiatives.  OnkoMatch was introduced in January and has generated considerable interest in the oncology community.  Our cornerstone pre-natal product will be introduced during the current second fiscal quarter, but already we have seen great interest in our pre-natal program.  Our NextGen sequencing services continue to generate great interest not only in the genetics community, but in the entire clinical community.  We grow by breaking the laboratory services market down into smaller, marketable segments, and we develop those units through better technology, disruptive reporting, focused marketing and dedicated service.  The result is growth, as clearly demonstrated in the current first quarter financials.”

Dr. Grodman concluded, “We affirm our guidance for our current fiscal year as announced in our Q4FY11 earnings call.  We remain focused on being the technology leader, the marketing leader as well as the service leader in a service-dominated industry. We grow because we are able to identify the needs of the clinical diagnostic market and provide solutions to the needs of the healthcare providers. We don’t buy business; we sell our vision. We are committed to the disruptive technology and reporting advancements that have been the hallmark of our sustained growth and remain dedicated to continuing that model as we move forward.”

The Company’s year-end earnings conference call has been scheduled to take place this morning, March 1, 2012 at 10:30 a.m. Eastern Standard Time.  The live audio Web cast will be available at the Company’s corporate Web site, www.bioreference.com and through www.streetevents.com.  To listen to the call please go to either Web site ten minutes before the conference call is scheduled to begin. You will need to register as well as download and install any necessary audio software. The Web cast will be archived, on both Web sites, for 30 days following the call.

About BioReference Laboratories, Inc.

BRLI is a clinical testing laboratory offering testing, information and related services to physician offices, clinics, hospitals, employers and governmental units.  We believe that we are the fourth largest full-service laboratory in the United States and the largest independent regional laboratory in the Northeastern market.  BRLI offers a comprehensive list of laboratory testing services utilized by healthcare providers in the detection, diagnosis, evaluation, monitoring and treatment of diseases.  BRLI primarily focuses on esoteric testing, molecular diagnostics, anatomical pathology, women’s health and correctional health care.

Bio-Reference Laboratories, Inc.

Statements of Operations

(Dollars in Thousands Except Share and Per Share Data)

(Unaudited)

	Three Months Ended
	January 31,
	2012	Pro Forma 2011***	Actual 2011
Net Revenues	$149,919	$121,659	$121,659
Cost of Sales	78,676	64,854	64,854
Gross Profit on Revenues	71,243	56,805	56,805
General and Administrative	57,961	48,088	48,088
Operating Income	13,282	8,717	8,717
Other Expense, Net	316	307	(5,263)
Income Before Taxes	12,966	8,410	13,980
Taxes	5,601	3,606	5,994
Net Income	7,365	4,804	7,986
Income Per Share	$0.26	$0.17	$0.29
Number of Shares	27,887,717	27,884,100	27,884,100
Income Per Share (Diluted)	$0.26	$0.17	$0.28
Number of Shares (Diluted)	28,041,022	28,121,740	28,121,740

***Pro Forma excludes gain from NJ Tax Refund and loss from sale of aircraft.

Bio-Reference Laboratories, Inc.

Balance Sheets

(Dollars in Thousands)

(Unaudited)

	January 31,	January 31,
	2012	2011
Cash & Cash Equivalents	$22,403	$17,040
Accounts Receivable (Net)	147,661	130,549
Plant, Property & Equipment (Net)	47,506	42,085
Intangible Assets (Net)	30,156	30,500
Other Assets	41,486	37,628
Total	$289,212	$257,802

Accounts Payable	$38,347	$34,790
Revolving Note	19,701	27,853
Long-Term Debt	14,435	13,227
Other Liabilities	22,438	20,818
Shareholder’s Equity	194,291	161,114
Total	$289,212	$257,802

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Statements included in this release that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Bio-Reference Laboratories, Inc. and its subsidiaries. Statements looking forward in time are included in this release pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

www.bioreference.com